SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 23, 2006
U-Store-It Trust
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-32324 (Commission File Number)	20-1024732 (IRS Employer Identification Number)

6745 Engle Road Suite 300 Cleveland, OH (Address of principal executive offices)	44130 (Zip Code)
(440) 234-0700
Registrant’s telephone number, including area code
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-10.1 Employment Agreement dated February 24, 2006, Kathleen A. Weigand
EX-10.2 Indemnification Agreement dated February 24, 2006, Kathleen A. Weigand
EX-10.3 Deferred Share Agreement dated February 21, 2006, Kathleen A. Weigand
EX-10.4 Credit Agreement dated February 23, 2006

Item 1.01. Entry into a Material Definitive Agreement.
Kathleen A. Weigand Employment Arrangement
     On February 22, 2006, Kathleen A. Weigand was appointed Executive Vice President, General Counsel and Secretary of U-Store-It Trust (the “Company”). In connection with Ms. Weigand’s appointment, the Company entered into an employment agreement with Ms. Weigand on February 24, 2006 (the “Employment Agreement”). Pursuant to the Employment Agreement, Ms. Weigand has agreed to serve as the Company’s Executive Vice President, General Counsel and Secretary. The term of the Employment Agreement with Ms. Weigand ends on December 31, 2007, with automatic one-year renewals unless either the Company or Ms. Weigand elects not to renew the Employment Agreement. Under the Employment Agreement, Ms. Weigand receives an annual salary of $250,000, subject to annual increases in the sole discretion of the Company’s board of trustees or the compensation committee of the Company’s board of trustees. Ms. Weigand is also eligible to participate in any bonus plan established by the compensation committee of the Company’s board of trustees. In addition, Ms. Weigand will participate in any group life, hospitalization, disability, health, pension, profit sharing and other benefit plans the Company adopts with respect to comparable senior level executives. Among other perquisites, Ms. Weigand also receives either an annual automobile allowance of $6,000 or the Company will provide her with a suitable automobile.
     In the event Ms. Weigand’s Employment Agreement is terminated for disability or death, she or the beneficiaries of her estate will receive any accrued and unpaid salary, vacation and other benefits, any unpaid bonus for the prior year, a pro rated bonus in the year of termination (based on the target bonus for that year), and all equity awards shall immediately vest and become fully exercisable. If the Company terminates Ms. Weigand’s Employment Agreement for “cause” or Ms. Weigand terminates her Employment Agreement without “good reason,” she will only have the right to receive any accrued and unpaid salary, vacation and other benefits, any bonus as provided for in the bonus plan and reimbursement for expenses incurred but not paid prior to the date of termination.
     If the Company terminates Ms. Weigand’s Employment Agreement without “cause” or Ms. Weigand terminates her Employment Agreement for “good reason,” she will have the right to receive any accrued and unpaid salary, vacation and other benefits; any unpaid bonus for the prior year, a pro rated bonus in the year of termination (based on the target bonus for that year), reimbursement for expenses incurred but not paid prior to the date of termination, continued medical, prescription and dental benefits for eighteen months and a cash payment equal to two times the sum of her annual salary as of the date of the termination of the agreement and the average bonus actually paid for the prior two calendar years. In addition, all equity awards shall immediately vest and become fully exercisable. If the Company elects not to renew Ms. Weigand’s Employment Agreement, she will have the right to receive a cash payment equal to one times the sum of her annual salary as of the date of expiration of the Employment Agreement and the average bonus actually paid for the prior two calendar years.
If the Company terminates Ms. Weigand’s Employment Agreement for “cause,” she shall have no right to receive any compensation or benefits under the Employment Agreement on or after the effective date of termination, other than annual salary and other benefits including payments for accrued but unused vacation prior to the date of termination.
     Each Employment Agreement defines “cause” as the executive’s conviction for a felony or a misdemeanor involving moral turpitude; commission of an act of fraud, theft or dishonesty related to the Company’s business or the business of the Company’s affiliates or to her duties; willful and continuing failure or habitual neglect to perform her duties; material violation of confidentiality covenants; or willful and continuing breach of the Employment Agreement.
     Ms. Weigand’s Employment Agreement defines “good reason” as: a material reduction in her authority, duties and responsibilities or the assignment to her of duties materially and adversely inconsistent with her position; a reduction in her annual salary; the Company’s failure to obtain a reasonably satisfactory agreement from any successor to the Company’s business to assume and perform the Employment Agreement; a change in control (as defined in the Employment Agreement); the Company’s material and willful breach of the Employment Agreement; or the Company’s requirement that Ms.

Weigand’s work location be moved more than 50 miles from the Company’s principal place of business in Cleveland, Ohio unless Ms. Weigand’s work location is closer to her primary residence.
     Ms. Weigand is entitled to receive payment from the Company of an amount sufficient to make her whole for any excise tax imposed on payments made contingent on a change in control under Section 4999 of the Internal Revenue Code.
     In connection with Ms. Weigand’s appointment, the Company and U-Store-It, L.P., a Delaware limited partnership, of which the Company is the sole general partner (the “Operating Partnership”) also entered into an indemnification agreement with Ms. Weigand on February 24, 2006 (the “Indemnification Agreement”). Pursuant to the terms of the Indemnification Agreement, Ms. Weigand is entitled to be indemnified to the maximum extent provided by Maryland law if she is or is threatened to be made a party to a proceeding by reason of her status as an officer of the Company.
     The Company also entered into a Deferred Share Agreement with Ms. Weigand on February 21, 2006 (the “Deferred Share Agreement”). Pursuant to the Deferred Share Agreement, the Company issued 5,841 deferred share units to Ms. Weigand. The deferred share units vest and are payable as follows: (a) ten percent annually commencing on January 30, 2007 and ending on January 30, 2011, and (b) ten percent annually commencing on January 30, 2007 and ending on January 30, 2011, subject to certain performance criteria. The deferred share units are payable in common shares of the Company.
     The foregoing descriptions of the Employment Agreement, the Indemnification Agreement and the Deferred Share Agreement are qualified in their entirety by the full terms and conditions of each such agreement, copies of which have been filed as Exhibit 10.1, 10.2 and 10.3 to this Current Report on Form 8-K, respectively, and are incorporated herein by reference.
Revolving Credit Facility
          On February 23, 2006, we and our operating partnership entered into an amended and restated credit agreement for a three-year, $250 million unsecured revolving credit facility (the “Amended and Restated Credit Facility”), which facility effectively replaced our then-existing $150.0 million secured revolving credit facility that was scheduled to terminate on October 27, 2007 (the “Old Credit Facility”).
          The description of the material terms and conditions of the Amended and Restated Credit Facility set forth in Item 2.03 below is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     On February 23, 2006, we and our operating partnership entered into the Amended and Restated Credit Facility with Wachovia Capital Markets, LLC and Keybanc Capital Markets, as co-lead arrangers, Wachovia Bank, National Association, as agent, Keybank National Association, as syndication agent, and each of Bank of Montreal, LaSalle Bank National Association and SunTrust Bank, as documentation agent, and the financial institutions signatory thereto as lenders, which effectively replaced the Old Credit Facility and effected the release of all collateral securing the Old Credit Facility. The Amended and Restated Credit Facility allows us to increase the amount that may be borrowed by $100 million. The Amended and Restated Credit Facility is scheduled to terminate on February 22, 2009, with a one-year extension option. Borrowings under the Amended and Restated Credit Facility bear interest, at our option, at either an alternative base rate or a Eurodollar rate, in each case, plus an applicable margin depending on our leverage ratio. The alternative base interest rate is a fluctuating rate equal to the higher of the prime rate or the sum of the federal funds effective rate plus 50 basis points. The applicable margin for the alternative base rate will vary from 0.15% to 0.60%. The Eurodollar rate is a rate of interest that is fixed for interest periods of 1, 2, 3 or 6 months based on the LIBOR rate determined 2 business days prior to the commencement of the applicable interest period. The applicable margin for the Eurodollar rate will vary from 1.15% to 1.60%. The Amended and Restated Credit Facility is unsecured; however, it requires that we maintain a minimum “borrowing base” of properties. We intend to use the Amended and Restated Credit Facility principally to finance the future acquisition and development of self-storage facilities, for debt repayments and for general working capital purposes.
     Our ability to borrow under the Amended and Restated Credit Facility will be subject to our ongoing compliance with the following financial covenants, among others:
•	Maximum total indebtedness to total asset value of 65%;

•	Maximum floating rate indebtedness to total indebtedness of 35%;

•	Minimum interest coverage ratio of 2.0:1.0;

•	Minimum fixed charge coverage ratio of 1.6:1.0; and

•	Minimum tangible net worth of $675 million, plus 75% of the net proceeds of all equity issuances after December 31, 2005.
     In addition, under the Amended and Restated Credit Facility for periods ending on or after December 31, 2007, we are restricted from paying distributions on our common shares that would exceed an amount equal to the greater of (i) 95% of our funds from operations and (ii) such amount as may be necessary to maintain our REIT status.
     The foregoing description of the Amended and Restated Credit Facility is qualified in its entirety by the full terms and conditions of the Amended and Restated Credit Agreement, a copy of which has been filed as Exhibit 10.4 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits. The following exhibits are filed as part of this report:

Exhibit No.	Description

10.1	Employment Agreement dated as of February 24, 2006 by and between U-Store-It Trust and Kathleen A. Weigand

10.2	Indemnification Agreement dated as of February 24, 2006 by and between U-Store-It Trust and Kathleen A. Weigand

10.3	Deferred Share Agreement dated as of February 21, 2006 by and between U-Store-It Trust and Kathleen A. Weigand

10.4	Amended and Restated Credit Agreement dated as of February 23, 2006 by and among U-Store-It Trust, U-Store-It, L.P., the several lenders from time to time parties thereto, Wachovia Capital Markets, LLC, Keybanc Capital Markets, Wachovia Bank, National Association, Keybank National Association, Bank of Montreal, SunTrust Bank, and LaSalle Bank National Association.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U-Store-It Trust
Date: February 28, 2006	By:	/s/ Robert J. Asmdell
Robert J. Amsdell
Chairman of the board of Trustees and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement dated as of February 24, 2006 by and between U-Store-It Trust and Kathleen A. Weigand

10.2	Indemnification Agreement dated as of February 24, 2006 by and between U-Store-It Trust and Kathleen A. Weigand

10.3	Deferred Share Agreement dated as of February 21, 2006 by and between U-Store-It Trust and Kathleen A. Weigand

10.4	Amended and Restated Credit Agreement dated as of February 23, 2006 by and among U-Store-It Trust, U-Store-It, L.P., the several lenders from time to time parties thereto, Wachovia Capital Markets, LLC, Keybanc Capital Markets, Wachovia Bank, National Association, Keybank National Association, Bank of Montreal, SunTrust Bank, and LaSalle Bank National Association.